EXHIBIT 10(o)
Paychex, Inc.
OFFICER PERFORMANCE INCENTIVE PROGRAM
For the Year Ending May 31, 2007
PLAN DESCRIPTION
1.	Participants: Officers of Paychex, Inc.

2.	The maximum incentive for the Chief Executive Officer is 145% of base salary plus any bonus awards recommended by the Governance and Compensation Committee and approved by the Board of Directors for over-achievement of operating objectives. The maximum is 80% of base salary for Senior Vice Presidents and 55% for all other Officers.

3.	Performance Criteria: The payment of cash bonus awards to participants shall be determined by the Board on a discretionary basis based primarily on how year-over-year revenue growth, year-over-year growth in operating income excluding stock based compensation and interest on funds held for clients, and improvement in operating income excluding stock based compensation and interest on funds held for clients as a percentage of service revenues for the fiscal year compare to the goals that are established annually by the Board of Directors.

4.	Payment: Incentive payments to be paid in July 2007 after Board approval. Officer must be employed at the fiscal year end to be eligible for any bonus.

5.	Changes and Termination: Bonus awards, changes to and termination of the Program is at the sole discretion of the Board.